Exhibit 10.2

RHYTHMONE PLC

2017 INTERNATIONAL EQUITY PLAN – EMPLOYEE COMPONENT

RESTRICTED STOCK UNIT AGREEMENT

RECITALS

A.	The Board has adopted the Plan for the purpose of retaining the services of selected eligible persons in the employ or service of the Company (or any Parent or Subsidiary).

C.	Participant is to render valuable services to the Company (or a Parent or Subsidiary), and the Company wishes to grant to the Participant a restricted stock unit under the terms of the Employee Component of the Plan.

B.	All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1.	GRANT OF RESTRICTED STOCK UNIT

The Company hereby grants to Participant, as of the Grant Date, a restricted stock unit to acquire up to the number of Shares specified in the Grant Summary under the terms of the Employee Component of the Plan. The restricted stock unit shall vest from time to time during the restricted stock unit term specified in Paragraph 2. Participant agrees to be bound by the terms of this Agreement by accepting the grant on the Computershare Access site. The restricted stock unit shall be deemed to have been accepted and Participant will be deemed to be bound by the terms of this Agreement if the grant is not accepted by the Participant within 90 days and has not otherwise been rejected by Participant.

2.	RESTRICTED STOCK UNIT TERM

This restricted stock unit shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date.

3.	LIMITED TRANSFERABILITY

During Participant’s lifetime, this restricted stock unit shall not be assignable or transferable other than by will or by the laws of descent and distribution following Participant’s death.

4.	VEST

This restricted stock shall vest in one or more installments as specified in the Grant Summary. In no event shall the restricted stock unit vest for any additional Shares after Participant’s cessation of Service.

5.	CESSATION OF SERVICE

The restricted stock unit term specified in Paragraph 2 shall terminate (and this restricted stock unit shall cease to be outstanding) prior to the Expiration Date should the Participant cease to remain in Service for any.

6.	CHANGE IN CONTROL

6.1	If any company (the “Acquiring Company”),

6.1.1	obtains Control of the Company as a result of making:

6.1.1.1	a general offer to acquire the whole of the issued Shares which is made on the condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

6.1.1.2	a general offer to acquire all the shares of the Company which are of the same class as the Shares which may be acquired on the vesting of the restricted stock unit;

in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

6.1.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 899 of the Companies Act of 2006

6.1.3	becomes bound or entitled to acquire Shares under Sections 979 to 982 of the Companies Act of 2006; or

6.1.4	becomes the holding company of the Company within the meaning of Section 1159 of the Companies Act of 2006;

then, at any time within the period specified by the board of directors of the Company, Participant may release this restricted stock unit, to the extent outstanding at that time (the “Old Restricted Stock Unit”), in consideration of the grant to him or her of a restricted Stock Unit (the “New Restricted Stock Unit”) which is equivalent to the Old Restricted Stock Unit but relates to shares in a different company (whether a company which has obtained Control of the Company or some other company), provided the Acquiring Company agrees to such release of the Old Restricted Stock Unit for the New Restricted Stock Unit. If this restricted stock unit is not so exchanged, then this restricted stock unit shall lapse immediately following such change in Control transaction, unless otherwise continued in effect pursuant to the terms of the change in Control transaction.

6.2	This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.	SECTION 409A

Notwithstanding anything to the contrary, no severance benefits to be provided, if any, pursuant to this Award, when considered together with any other severance payments or separation benefits, are considered deferred compensation under U.S. Internal Revenue Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Participant has a “separation from service” within the meaning of Section 409A. Similarly, no severance benefits, if any, pursuant to this Award that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Participant has a “separation from service” within the meaning of Section 409A. If Participant is a “specified employee” within the meaning of Section 409A at the time of Participant’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Participant’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Participant’s separation from service. Notwithstanding anything herein to the contrary, if Participant dies following Participant’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any severance benefits delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Participant’s death. Each severance benefit is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any amount that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under this letter agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments. For purposes of this Award, “Section 409A Limit” will mean the lesser of two (2) times: (i) Participant’s annualized compensation based upon the annual rate of pay paid to Participant during the Participant’s taxable year preceding Participant’s taxable year of Participant’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Participant’s employment terminates. The foregoing provisions are intended to keep benefits under this Award exempt from or in compliance with the requirements of Section 409A so that none of the severance benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. By accepting this Award, Participant agrees to work together with the Company in good faith to consider amendments to this Award and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Participant under Section 409A.

8.	SHAREHOLDER RIGHTS

The holder of this Restricted Stock Unit shall not have any shareholder rights with respect to the Shares until the restricted stock unit has vested and the Participant becomes the holder of record of the acquired shares.

9.	VESTING

9.1	As soon as practical after the Vesting Date, the Company shall issue to or on behalf of Participant a certificate for the acquired Shares, with the appropriate legends affixed thereto subject to:

9.1.1	Payment by the Participant of the aggregate nominal value of the Shares in cash or check made payable to the Company where the restricted stock unit is to be satisfied by the issue of Shares.

Should the Shares be registered in the U.S. under Section 12 of the 1934 Act or on any recognized national market at the time the restricted stock unit vests, then to the extent the following program is available, the nominal value of the Shares may also (where lawful under English law) be paid through a special sale and remittance procedure pursuant to which Participant shall (i) provide to a Company-designated brokerage firm a check or cash in the amount of any applicable United Kingdom stamp duty or stamp duty reserve tax payable in connection with such Vesting to a Company-designated brokerage firm, and (ii) concurrently provide irrevocable instructions, in a form satisfactory to the Company, (a) to such Company-designated brokerage firm to effect the immediate sale of the acquired shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate nominal value payable for the acquired shares plus all applicable U.S. Federal, state, local and foreign income and employment taxes required to be withheld by the Company by reason of such Vesting and any other expenses such as brokerage commissions and (b) to the Company to deliver the certificates for the acquired shares directly to such brokerage firm in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the vesting, payment of the aggregate nominal value of the Shares must be paid to the Company prior to the relevant Vesting Date.

THERE MAY BE A DELAY BETWEEN (I) THE VESTING DATE AND THE DATE THE SHARES ARE ACTUALLY SOLD DURING WHICH TIME THE FAIR MARKET VALUE OF THE SHARES MAY INCREASE OR DECREASE. THE PARTICIPANT SHALL ASSUME THE RISK OF ANY SUCH CHANGE IN THE FAIR MARKET VALUE OF THE SHARES.

PARTICIPANT ALSO UNDERSTANDS AND AGREES THAT THE NOMINAL VALUE OF THE SHARES SHALL BECOME PAYABLE PRIOR TO VESTING.

9.1.2	the Participant executing and delivering to the Company such written representations as may be requested by the Company in order for it to comply with the applicable requirements of U.S. Federal, foreign, and state securities laws; and

9.1.3	the Participant making appropriate arrangements satisfactory to the Company (or Parent or Subsidiary employing or retaining Participant) for the satisfaction of all U.S. Federal, state, local and foreign income and employment tax withholding requirements and any other expenses such as brokerage commissions or United Kingdom stamp duty or stamp duty reserve tax applicable or relating to the vesting of the restricted stock unit.

10.	NO EMPLOYMENT OR SERVICE CONTRACT

Nothing in the Grant Summary, this Agreement shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

11.	COMPLIANCE WITH LAWS AND REGULATIONS

11.1	The Vesting of this restricted stock unit and the issuance of the Acquired Shares upon such Vesting shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of AIM or any other stock exchange (or the EASDAQ Market, if applicable) on which the Shares may be listed for trading at the time of such vesting and issuance.

11.2	The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this restricted stock unit shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

12.	SUCCESSORS AND ASSIGNS

The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns and the legal representatives, heirs and legatees of Participant’s estate.

13.	NOTICES

Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices in the United Kingdom. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address last provided by Participant to the Company. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. or Royal mail, postage prepaid and properly addressed to the party to be notified, or on successful transmission of notice given on the Computershare Access site.

14.	GOVERNING LAW

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

15.	AUTHORIZATION TO RELEASE NECESSARY PERSONAL INFORMATION

15.1

Participant hereby authorizes and directs Participant’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Participant’s employment, the nature and amount of Participant’s compensation (including, but not limited to, Participant’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all restricted stock units or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing the Participant’s award under this Agreement. Participant understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the award made under this Agreement, including any requisite transfer to a broker or other third party assisting with the vesting of restricted stock units under this Agreement or with whom Shares acquired upon the vesting of this restricted stock unit or cash from the sale of such shares may be deposited. Participant acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Participant’s residence. Furthermore, Participant acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties is necessary for Participant’s award.

15.2	Participant may at any time withdraw the consents herein, by contacting Participant’s local human resources representative in writing. Participant further acknowledges that withdrawal of consent may affect Participant’s ability to realize benefits from the restricted stock unit.

APPENDIX

The following definitions shall be in effect under the Agreement. All defined terms in the Plan shall apply to this Agreement unless varied herein:

1.	AIM shall mean the Alternative Investment Market of London Stock Exchange plc.

2.	Acquiring Company shall have the meaning assigned to such term in Paragraph 6.1.

3.	Agreement shall mean this Restricted Stock Unit Agreement.

4.	Company shall mean Rhythmone plc, a company organized under the laws of the United Kingdom.

5.	Expiration Date shall mean the date on which the Restricted Stock Unit expires as specified in the Grant Summary.

6.	Grant Date shall mean the date of grant of the restricted stock unit as specified in the Grant Summary.

7.	Grant Summary shall mean the Grant Summary, pursuant to which Participant has been informed of the basic terms of the restricted stock unit evidenced hereby and which is provided on the Computershare Access Site.

8.	Vesting Date shall mean the date on which the restricted stock unit, or part thereof shall have vested in accordance with the Grant Summary and this Agreement.